Exhibit 10.26

PENNYMAC MORTGAGE INVESTMENT TRUST

2019 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE UNIT

AWARD AGREEMENT

THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (the “Agreement”), effective as of February 28, 2023 (the “Grant Date”), is made by and between PennyMac Mortgage Investment Trust, a Maryland real estate investment trust (the “Trust”), and _______________ (the “Grantee”).

WHEREAS, the Trust has adopted the PennyMac Mortgage Investment Trust 2019 Equity Incentive Plan (the “Plan”), pursuant to which the Trust may grant awards representing the right to receive Shares or cash after the lapse of such forfeiture restrictions and the satisfaction of such performance goals as may be determined by the Board (such rights hereinafter referred to as “Performance Share Units”);

WHEREAS, the Grantee is providing bona fide services to the Trust on the date of this Agreement;

WHEREAS, the Trust desires to grant to the Grantee the number of Performance Share Units provided for herein;

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Grant of Performance Share Unit Award

(a)
Grant of Performance Share Units. The Trust hereby grants to the Grantee _________ Performance Share Units (or such greater or lesser amount as may result based on the application of the performance vesting provisions in Appendix A) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The Trust shall establish a book account in the Grantee’s name with respect to the Award granted hereby.

(b)
Incorporation of Plan. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decisions shall be binding and conclusive upon the Grantee and the Grantee’s legal representative in respect of any questions arising under the Plan or this Agreement.

Section 2. Terms and Conditions of Award

The grant of Performance Share Units provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

Exhibit 10.26

(a)
Restrictions. The Performance Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution prior to the lapse of restrictions set forth in this Agreement applicable thereto, as set forth in Section 2(b). The Board may in its discretion, cancel all or any portion of any outstanding restrictions prior to the expiration of the periods provided under Section 2(b). The period from the date of grant of a Performance Share Unit to the date it becomes vested and payable shall be referred to herein as the “Restricted Period.”

(b)
Lapse of Restrictions. Except as may otherwise be provided herein, the restrictions on transfer set forth in Section 2(a) shall lapse with respect to up to thirty-three and one-third percent (33-1/3%) of the Performance Share Units granted hereunder (as set forth on Appendix A attached hereto) on each of the first three anniversaries of the Grant Date, to the extent that the Trust has satisfied the relevant performance goals, and provided that the Grantee is providing services to the Trust or an Affiliate as of the relevant date.

(i)
The Trust will objectively define the manner of determining the satisfaction of the relevant performance goals during the performance period for such Grantee, including whether or to what extent there shall not be taken into account any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Standard Codification Section 225-20, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Trust’s Annual Report to shareholders for the applicable year, or (C) publicly announced by the Trust in a press release or conference call relating to the Trust’s results of operations or financial condition for a completed quarterly or annual fiscal period.

(c)
Form of Payment. Unless otherwise determined by the Board at the time of payment, each Performance Share Unit granted hereunder shall represent the right to receive one Share upon the date on which the restrictions applicable to such Performance Share Unit lapse.

(d)
Distribution Equivalents. The Performance Share Units held by the Grantee on a distribution payment date will not be credited with distribution equivalents at such time as distributions, whether in the form of cash, Shares or other property, are paid with respect to the Shares. However, if the performance goals set forth on Appendix A cease to apply to the vesting of any of the Performance Share Units as provided in clause (ii) of the last sentence of Section 2(g), below, then, from and after such cessation, any such Performance Share Units held by the Grantee on a distribution payment date will be credited with distribution equivalents at such time as distributions, whether in the form of cash, Shares or other property, are paid with respect to the Shares. Any such distribution equivalents shall be paid on the distribution payment date to the Grantee as though such Performance Share Units were outstanding Shares.

(e)
Issuance of Certificate. In the event that Shares are to be issued upon any lapse of restrictions relating to the Performance Share Units, the Trust shall issue to the Grantee or the Grantee’s personal representative a share certificate representing such Shares.

Exhibit 10.26

(f)
Termination of Service. In the event that the Grantee’s service with the Trust and its Affiliates is terminated prior to the lapsing of restrictions with respect to any portion of the Performance Share Unit Award granted hereunder, such portion of the Award held by the Grantee shall become free of such restrictions or be forfeited as follows:

(i)
If such termination of service is (1) because of the Grantee’s Retirement (as defined below) and Grantee’s employment with the Trust and/or its Affiliates may not be terminated for cause, and (2) provided Grantee has executed and continues to comply with the terms of an agreement not to provide services as an employee, director, consultant, agent, or otherwise, to any of the Trust’s or Affiliates’ direct competitors for a period of two (2) years from the date of Retirement (the “Retirement Date”), then the Grantee’s Performance Share Unit Award shall continue to vest and be payable after the Retirement Date in accordance with the original terms of such Performance Share Units. Notwithstanding the foregoing, (i) if the Retirement Date occurs during the nine-month period immediately following the Grant Date, then all of the Performance Share Units shall be forfeited; and (ii) if the Retirement Date occurs during the three-month period prior to the first anniversary of the Grant Date, then the Grantee shall be eligible to earn a number of Shares in the manner and as provided in Section 2(b) above (pro-rated based on (A) the number of full months of the Grantee’s employment from the beginning of the performance period through the Retirement Date divided by (B) the total number of months in the performance period) and the remaining Performance Share Units shall be forfeited. “Retirement” shall mean voluntary termination of employment after the age of sixty (60) with at least ten (10) years of combined service to the Trust and/or its Affiliates; provided, however, that if the Grantee elects to terminate employment in connection with a Retirement, the Grantee must provide the Trust with a minimum of (x) six (6) months prior written notice of such Retirement if such Grantee’s title is at the senior vice president level and above, or (y) three (3) months prior written notice of such Retirement if such Grantee’s title is at the first vice president level and below.

(ii)
If such termination of service is (1) because of the Grantee’s death and Grantee’s employment with the Trust and/or its Affiliates may not be terminated for cause, then the Grantee’s Performance Share Units shall vest and be payable in a number of Shares based on the Trust’s cumulative performance achievement during the performance period and through the most recent fiscal quarter end and not to exceed 100% payout if such termination due to death occurs prior to the end of the performance period (pro-rated based on (A) the number of full months of the Grantee’s employment from the beginning of the performance period through the date of termination due to death divided by (B) the total number of months in the performance period); provided, however, that if the Grantee’s termination due to death occurs during the one-month period following the Grant Date, the Performance Share Units shall be forfeited; and

(iii)
If such termination of service is (1) because of the Grantee’s Disability (as defined below) and Grantee’s employment with the Trust and/or its Affiliates may not be terminated for cause, then the Grantee’s Performance Share Units shall vest and be payable in the manner and as provided in Section 2(b) with achievement not to exceed 100% payout if such termination due to Disability occurs prior to the end of the performance period (pro-rated based on (A) the number of full months of the Grantee’s employment from the beginning of the performance period through the date of termination due to Disability divided by (B) the total number of months in the performance period) and the remaining Performance Share Units shall be forfeited; provided, however, that if the Grantee’s termination due to Disability occurs during the one-month period following the Grant Date, all of the Performance Share Units shall be forfeited.

Exhibit 10.26

“Disability” shall mean the inability to engage in any substantial gainful occupation to which the relevant individual is suited by education, training or experience, by reason of any medically determinable physical or mental impairment, which condition can be expected to result in death or otherwise continue for a period of not less than twelve (12) consecutive months.

(iv)
If such termination of service is due to a termination of the Grantee’s services by the Trust or one of its Affiliates (other than for Cause), any Performance Share Units granted hereunder which have not become free of transfer restrictions shall as of the date of such termination of service become fully vested and free of such transfer restrictions.

(v)
If such termination of service is for any reason (including without limitation a voluntary termination of service by the Grantee) other than as provided in clauses (i) through (iv) above, and Performance Share Units granted hereunder which have not become free of transfer restrictions shall as of the date of such termination of service be immediately forfeited.

Performance Share Units forfeited pursuant to this Agreement shall be transferred to, and reacquired by, the Trust without payment of any consideration by the Trust, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Performance Share Units.

(g)
Change in Control. Notwithstanding Section 8(b) of the Plan, the Performance Share Unit Award granted hereunder shall not become free of restrictions solely upon the occurrence of a Change in Control; however, if the Grantee’s service is terminated by the Trust and its Affiliates for any reason (other than for Cause) as a result of or in connection with such Change in Control, then any Performance Share Units granted hereunder which have not become free of transfer restrictions shall as of the date of such termination of service become fully vested and free of such transfer restrictions. In addition, if the Shares cease to be readily tradable on an established securities market or exchange as a result of or in connection with such Change in Control, then any Performance Share Units granted hereunder which have not become free of transfer restrictions shall as of the date of such Change in Control become fully vested and free of such transfer restrictions. If the Shares will continue to be readily tradable on an established securities market or exchange following a Change in Control, and if a pro rata portion of any of the performance goals set forth on Appendix A have been satisfied with respect to any of the outstanding Performance Share Units granted hereunder as of the effective date of such Change in Control, as determined by the Board in its sole discretion, then a corresponding pro rata portion of such Performance Share Units shall become free of restrictions as of such Change in Control. With respect to all other Performance Share Units outstanding following such Change in Control, (i) if the Board, in its sole discretion, can determine comparable new performance goals based upon the business of the acquiring or surviving entity, then Appendix A shall thereupon be revised to incorporate such new performance goals, and (ii) if the Board, in its sole discretion, cannot determine comparable new performance goals, then Appendix A shall thereupon no longer be applicable, and the restrictions on transfer set forth in Section 2(a) shall thereafter lapse with respect to such Performance Share Units, which shall become fully vested and free of such transfer restrictions based solely upon the Grantee continuing to provide services to the Trust or an Affiliate.

(h)
Income Taxes.

Exhibit 10.26

(i) At the time Grantee becomes entitled to receive a distribution of Shares upon vesting of Performance Share Units, Grantee authorizes the Trust, at Trust’s sole discretion, to withhold from fully vested Shares otherwise issuable to Grantee pursuant to such Performance Share Units a number of Shares having a Fair Market Value, as determined by the Trust as of the first business day immediately preceding the vesting date, equal to the statutory minimum withholding tax obligation in respect of the Shares otherwise issuable to Grantee (the “Share Withholding Method”).

(ii) Should Grantee become entitled to receive a distribution of Shares upon vesting of Performance Share Units at a time when the Share Withholding Method is not being utilized by the Trust, Grantee authorizes the delivery of the Shares to the Trust’s designated broker with instructions to (i) sell Shares sufficient to satisfy the applicable withholding taxes which arise in connection with such distribution, and (ii) remit the proceeds of such sale to the Trust (“Sale to Cover”). In the event the sale proceeds are insufficient to fully satisfy the applicable withholding taxes, Grantee authorizes withholding from payroll and any other amounts payable to Grantee, in the same calendar year, and otherwise agrees to make adequate provision through the submission of cash, a check or its equivalent for any sums required to satisfy the applicable withholding taxes.

Grantee is not aware of any material nonpublic information with respect to the Trust or any securities of the Trust, is not subject to any legal, regulatory or contractual restriction that would prevent the designated broker from conducting sales as provided herein, does not have, and will not attempt to exercise, authority, influence or control over any sales of Shares effected pursuant to this Section 2(h)(ii), and is entering into this Section 2(h)(ii) of the Agreement in good faith and not as part of a plan or scheme to evade compliance with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (regarding trading of the Trust’s securities on the basis of material nonpublic information). It is the intent of the parties that the Sale to Cover transactions pursuant to this Section 2(h)(ii) comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and the Agreement will be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.

(iii) Unless the withholding tax obligations of the Trust and/or any Affiliate thereof are satisfied, the Trust shall have no obligation to deliver any Shares on the Grantee’s behalf upon vesting of Performance Share Units.

Section 3. Miscellaneous

(a)
Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed in the case of the Trust to the Secretary of the Trust at the principal office of the Trust and, in the case of the Grantee, to the Grantee’s address appearing on the books of the Trust or to the Grantee’s residence or to such other address as may be designated in writing by the Grantee.

Exhibit 10.26

(b)
No Right to Continued Service. Nothing in the Plan or in this Agreement shall confer upon the Grantee any right to continue in the service of the Trust or any subsidiary or Affiliate of the Trust or shall interfere with or restrict in any way the right of the Trust, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause.

(c)
Bound by Plan. By signing this Agreement, the Grantee acknowledges receipt of a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(d)
Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Trust, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e)
Invalid Provision. The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(f)
Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(g)
Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(h)
Governing Law. This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Maryland without giving effect to the conflict of laws principles thereof.

(i)
Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement.

(j)
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Grantee and the Trust have entered into this Award Agreement as of the Grant Date.

PENNYMAC MORTGAGE INVESTMENT TRUST

Exhibit 10.26

Appendix A

Performance Goals

	Component	Comments	Target	% of Total
Award Components	1. Return on Equity

Return on equity (ROE) is the amount of net income attributable to common shareholders expressed as a percentage of average monthly common shareholders’ equity. ROE = net income attributable to common shareholders for a fiscal year ÷ average monthly common shareholders’ equity. The performance measurement periods are 2023, 2024 and 2025. ROE payout opportunity exists annually and cumulatively with respect to thirty-three and one-third percent (33-1/3%) of the Performance Share Units grant. A 6% ROE generates a 50% payout and a 10% ROE generates a 150% payout with a linear progression between those two endpoints. If ROE in year 1 or year 2 is less than 8% and cumulative ROE in years 1 and 2 is greater than 12%, or in years 1-3 is greater than 18%, cumulative ROE over the applicable 2 or 3 year period may be utilized to determine the award. The annual award is the greater of the amount determined under the annual approach or the cumulative approach. The cumulative approach may only be applied once during the three years. There is no lookback to a year that generated a payout greater than or equal to 100%.

2. Relative TSR

Relative Total Shareholder Return (TSR) will be determined based on the Trust’s performance against the approved peer group for each calendar year. Relative TSR will be measured based on the 30-day average closing market price, adjusted for dividends, of the Trust and each member of that peer group at the beginning and the end of each performance period. Peers that are bankrupt, liquidated or operating in bankruptcy will be treated as having -100% TSR; acquired companies will be removed from the peer group. Payouts for PSUs linked to relative TSR are not adjusted or impacted if PMT TSR is negative for an annual performance period.

12/31/2022-12/31/2023 performance will be compared to current peers; 12/31/2023-12/31/2024 and 12/31/2024-12/31/2025 performance will be compared to the most recently approved peer group approved as of February or March of each respective year.

The Trust’s current peers are: Apollo Commercial Real Estate, Arbor Realty Trust, ARMOUR Residential REIT, Blackstone Mortgage Trust, Chimera Investment, Invesco Mortgage, KKR Real Estate Finance Trust, Ladder Capital, MFA Financial, Rithm Capital, New York Mortgage Trust, Redwood Trust, Starwood Property Trust, and Two Harbors Investment.

Component 1 ROE Pay-Out Scale	Achievement	Factor

Exhibit 10.26

Component 2 Relative TSR Pay-Out Scale	Percent Rank Against Peers	Factor